FORM 4                                                      OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER:  3235-0287
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

67  CHECK THIS BOX IF NO LONGER
/ / SUBJECT TO SECTION 16. FORM 4 OR
    FORM 5 OBLIGATIONS MAY CONTINUE.

    (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Miller, III                     Lloyd               I
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   (Last)                           (First)             (Middle)

     4550 Gordon Drive
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                                    (Street)

   Naples                           FL                   34102
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Fairmarket Inc. - FAIM


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

     December, 2001

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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          12/3/01        P               17,600      A      $1.06                   I         By Lloyd
                                                                                                                          I. Miller,
                                                                                                                          III,
                                                                                                                          Trust C

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Common Stock                          12/4/01        P               38,200      A      $1.0939                 I         By Lloyd
                                                                                                                          I. Miller,
                                                                                                                          III,
                                                                                                                          Trust C

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Common Stock                          12/5/01        P               25,000      A      $1.11    663,759(1)     I         By Lloyd
                                                                                                                          I. Miller,
                                                                                                                          III,
                                                                                                                          Trust C

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Common Stock                          12/11/01       P               1,000       A      $1.07                   I         By Milfam
                                                                                                                          II, L.P.

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Common Stock                          12/12/01       P               8,800       A      $1.07                   I         By Milfam
                                                                                                                          II, L.P.

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Common Stock                          12/13/01       P               45,300      A      $1.11                   I         By Milfam
                                                                                                                          II, L.P.

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Common Stock                          12/21/01       P               32,700      A      $1.0952  972,075(1)     I         By  Milfam
                                                                                                                          II, L.P.

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1. Name and Address of Reporting Person:
   Miller, III   Lloyd   I.

2. Issuer Name and Ticker or Trading Symbol:
   Fairmarket Inc. -- FAIM

3. Statement for Month/Year:
   December, 2001

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                        OR BENEFICIALLY OWNED (CONTINUED)
================================================================================

                                                                                                       6.
                                                       4.                               5.             Owner-
                                                       Securities Acquired (A) or       Amount of      ship
                                         3.            Disposed of (D)                  Securities     Form:       7.
                                         Transaction   (Instr. 3, 4 and 5)              Beneficially   Direct      Nature of
                           2.            Code          -------------------------------  Owned at End   (D) or      Indirect
1.                         Transaction   (Instr. 8)                    (A)              of Month       Indirect    Beneficial
Title of Security          Date          ------------      Amount      or     Price     (Instr. 3      (I)         Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                   (D)              and 4)         (Instr.4)   (Instr. 4)


Common Stock               12/17/01       P               1,300       A      $1.07923                  I            By Lloyd I.
                                                                                                                    Miller, III,
                                                                                                                    Trust A-4

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Common Stock               12/18/01       P               9,300       A      $1.10                     I            By Lloyd I.
                                                                                                                    Miller, III,
                                                                                                                    Trust A-4

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Common Stock               12/19/01       P              11,900      A       $1.10                     I            By Lloyd I.
                                                                                                                    Miller, III,
                                                                                                                    Trust A-4

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Common Stock               12/24/01       P               3,000       A      $1.08                     I            By Lloyd I.
                                                                                                                    Miller, III,
                                                                                                                    Trust A-4

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Common Stock               12/28/01       P               8,600       A      $1.12                     I            By Lloyd I.
                                                                                                                    Miller, III,
                                                                                                                    Trust A-4

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Common Stock               12/31/01       P              15,580       A      $1.1169  1,100,868(1)     I            By Lloyd I.
                                                                                                                    Miller, III,
                                                                                                                    Trust A-4

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Common Stock               12/6/01        P              14,100       A      $1.07071                  D

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Common Stock               12/14/01       P               2,700       A      $1.07                     D

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Common Stock               12/20/01       P               4,800       A      $1.10                     D

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Common Stock               12/26/01       P               9,500       A      $1.0998    630,165        D

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Common Stock                                                                            176,253(1)                  By Milfam
                                                                                                                    I, L.P.

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Common Stock                                                                             15,400(1)     I            Lloyd I.
                                                                                                                    Miller, III, LLC

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Common Stock                                                                             15,000(1)     I            By Lloyd I.
                                                                                                                    Miller, III,
                                                                                                                    co-trustee,
                                                                                                                    Crider GST
====================================================================================================================================

1. Name and Address of Reporting Person:
   Miller, III   Lloyd   I.

2. Issuer Name and Ticker or Trading Symbol:
   Fairmarket Inc. -- FAIM

3. Statement for Month/Year:
   December, 2001

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                       OR BENEFICIALLY OWNED (CONTINUED)
================================================================================

                                                                                                       6.
                                                       4.                               5.             Owner-
                                                       Securities Acquired (A) or       Amount of      ship
                                         3.            Disposed of (D)                  Securities     Form:     7.
                                         Transaction   (Instr. 3, 4 and 5)              Beneficially   Direct    Nature of
                           2.            Code          -------------------------------  Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                    (A)              of Month       Indirect  Beneficial
Title of Security          Date          ------------      Amount      or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                   (D)              and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                             12,800(1)      I         By Lloyd I.
                                                                                                                  Miller, III,
                                                                                                                  custodian under
                                                                                                                  Florida UGMA for
                                                                                                                  Alexandra B.
                                                                                                                  Miller

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Common Stock                                                                             12,900(1)      I         By Lloyd I.
                                                                                                                  Miller, III,
                                                                                                                  Trustee GST f/b/o
                                                                                                                  Catherine C.
                                                                                                                  Miller

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Common Stock                                                                              9,000(1)       I         By Wife

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Common Stock                                                                             10,500(1)       I         By Lloyd I.
                                                                                                                   Miller, III,
                                                                                                                   custodian under
                                                                                                                   Florida UGMA for
                                                                                                                   Tyler Dulmage

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Common Stock                                                                             10,500(1)       I         By Lloyd I.
                                                                                                                   Miller, III,
                                                                                                                   custodian under
                                                                                                                   Florida UGMA for
                                                                                                                   Wylie Dulmage

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Common Stock                                                                             15,400(1)       I         By Lloyd I.
                                                                                                                   Miller, III,
                                                                                                                   Trustee GST f/b/o
                                                                                                                   Kimberly I.
                                                                                                                   Miller

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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                      Code  V   (A)   (D)

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Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this filing.

          /s/ Lloyd I. Miller, III                               1/4/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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